Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 4, 2019
Registration Statement Nos. 333-224598 and 333-224598-03

$1,122.3mm Verizon Owner Trust VZOT 2019-B *PRICED*

Joint Structuring Leads:	MUFG (Str), BofA, BNP, TD
Co-Managers:	Scotia Bank, SMBC and Societe Generale
Selling Group:	Castleoak and Williams

Cls	Size($mm)	M/S**	WAL(yrs)	E.Fnl	L.Fnl	Bench	Sprd	Yld	Cpn	Price
A-1a	855.000	Aaa/AAA	2.52	08/22	12/23	IntS	+45	2.344%	2.33%	99.99301
A-1b	145.000	Aaa/AAA	2.52	08/22	12/23	1mL	+45		1mL+45	100.00000
B	69.000	Aa1/AA+	3.19	08/22	12/23	IntS	+55	2.414%	2.40%	99.99345
C	53.300	Aa3/A+	3.19	08/22	12/23	IntS	+75	2.614%	2.60%	99.99970
** Expected Ratings
*** 100% PPC to 10% clean up call

- Transaction Details -
Deal Size:	$1,122.3mm	Min Denoms:	$1k x $1k
Ticker:	VZOT 2019-B	US RR Compliant:	Yes
Registration:	SEC Registered	EU RR Compliant:	No
Expected Ratings:	Moody's/S&P	Exp Pricing:	PRICED
ERISA Eligible:	Yes	Exp Settle:	6/12/19
B&D:	MUFG	First Payment:	8/20/19

- Attachments/Materials -
Preliminary Prospectus, FWP and CDI File (attached)
Intex Deal Name:	mitvzot_2019-b	Passcode:	29YY
Roadshow:	www.dealroadshow.com	Code (Case Sensitive):	5GRevolution
Direct Link:	https://dealroadshow.com/e/5GRevolution

- CUSIPs -
A-1a 92349GAA9
A-1b 92349GAB7
B 92349GAC5
C 92349GAD3

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.